Exhibit 10.17

EXECUTION COPY

TRADEMARK LICENSE AGREEMENT

BY AND BETWEEN

LENOVO (BEIJING) LIMITED

AND

BONSON INFORMATION TECHNOLOGY LIMITED

TRADEMARK LICENSE AGREEMENT

SCHEDULE 1.1	DEFINITIONS

SCHEDULE 2.1	MANNER OF USE OF LICENSED MARKS (i) CO-BRANDED BASIS (ii) STAND ALONE BASIS

SCHEDULE 2.5.1	(i) MANNER OF USE OF LICENSED CORPORATE NAME (ii) MANNER OF USE OF LICENSED CORPORATE NAME IN CERTAIN DOMAIN NAMES

EXHIBIT A	ACCESSION AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (“Agreement”), dated as of October 19, 2004, is entered into by and between Bonson Information Technology Limited, a corporation organised under the laws of the British Virgin Islands (herein “Licensee”), and Lenovo (Beijing) Limited, a company established under the laws of the People’s Republic of China (“Licensor”), which is a wholly-owned subsidiary of Lenovo Group Limited, a company organized under the laws of the Hong Kong Special Administrative Region of the PRC, (“Seller”). Licensee and Licensor are each sometimes referred to herein as a “Party” and collectively as the “Parties” to this Agreement.

WHEREAS, AsiaInfo Holdings Inc. (“Purchaser”) and Seller are parties to an Acquisition Agreement dated as of July 27, 2004, as supplemented and amended (the “Acquisition Agreement”) pursuant to which Seller has agreed to sell (and to cause the Selling Subsidiaries to sell) the Assets to Purchaser (and the Purchasing Subsidiaries), and Purchaser has agreed to purchase the Assets from Seller and the Selling Subsidiaries, on the terms and subject to the conditions of the Acquisition Agreement; and

WHEREAS, pursuant to the Acquisition Agreement, as a condition to Closing, Licensor, as the proprietor of the Licensed Marks (as defined herein), agrees to license such Licensed Marks on a worldwide basis to Licensee (with the limited right to sub-license as herein described) and Licensee agrees to license from Licensor such Licensed Marks solely for use in the Co-Branded Business (including in the business of the Security Services Division) on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions. The capitalized terms used in this Agreement have the respective meanings set forth on Schedule 1.1 or as defined herein. All other capitalized terms used and not otherwise defined in this Agreement have the respective meanings set forth in the Acquisition Agreement.

ARTICLE 2

LICENSE GRANT

Section 2.1. Grant. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee a limited, fully paid-up, non-exclusive license, without the right to sub-license or assign except as provided in Sections 2.4 and 12.2, to use the Licensed

Marks solely (i) in connection with the offering, providing, manufacturing, developing and distribution of products and services of the Co-Branded Business worldwide in the manner illustrated on Schedule 2.1(i) (or substantially similar thereto, if it is required by law in a particular jurisdiction other than the PRC (as defined below) to vary the presentation of the relevant Licensed Mark with the Licensee’s Mark in order to prevent endangerment of Licensor’s right to use the relevant Licensed Mark, to preserve the goodwill and reputation associated with the relevant Licensed Mark and prevent the relevant Licensed Mark losing trademark significance, whether due to being confusingly similar to another Mark or the distinctiveness of the relevant Licensed Mark being diluted, or otherwise, as the case may be in such jurisdiction (the “Trademark Significance Exception”)), provided that the Licensed Marks shall not be used outside the People’s Republic of China, exclusive of Hong Kong, S.A.R., Macao and Taiwan (the “PRC”) prior to 1 April 2005 and (ii) on a stand alone basis in connection with the offering, providing, manufacturing, developing and distribution of products of the Security Services Division in the manner identical to that illustrated on Schedule 2.1(ii), subject to the Trademark Significance Exception. Provided that during the Non-Compete Period, Licensee’s license granted in this Section shall be exclusive to Licensee for the Co-Branded Business, including the Security Services Division, in the PRC. For the purpose of this Agreement, an exclusive license means a license from Licensor conferring on Licensee, to the exclusion of all other persons (including Licensor), the rights granted in this Agreement in respect of the Licensed Marks in connection with the conduct of the Co-Branded Business.

Section 2.2. Reservation of Rights. All rights not expressly granted by Licensor hereunder are reserved to Licensor. Without limiting the generality of the foregoing, Licensee expressly acknowledges and agrees that nothing contained herein shall be construed or interpreted as a grant, by implication or otherwise, of any licenses other than the licensed rights specified in Sections 2.1, 2.4 and 2.5. Licensee expressly acknowledges and agrees that (i) all of its rights to use the Licensed Corporate Name and the Licensed Marks are set forth herein, and (ii) except as expressly provided in the Acquisition Agreement, it has not been granted any rights to use any Marks owned by Licensor or its Affiliates other than the Licensed Marks, including, without limitation, any Marks owned by Licensor that may be used in combination with, or may be derivative of, the Licensed Mark.

Section 2.3. Licensor Obligations. Licensor hereby acknowledges and agrees that it shall execute and deliver any further instruments or documents and take all such further action as may be necessary to grant to Licensee the licenses hereunder, and for Licensee to fully enjoy all of the rights and benefits to, the Licensed Mark as provided in this Agreement.

Section 2.4. Sublicense Right. Licensor hereby grants to Licensee the right to sub-license its rights granted under Section 2.1 of this Agreement to Lenovo Computer System Technology Services Limited (“LCSTSL”), and a company to be formed pursuant to Section 5.1 of the Supplement (“LWY”) and at any given time not more than seven (7) Qualified Subsidiaries of Purchaser (no more than two (2) of which may be domiciled in the United States of America, excluding LCSTSL and LWY) engaged in the conduct of the Co-Branded Business (“Sublicensee”) by means of execution and delivery by Sublicensee and Licensee of an accession agreement in the form as shown in Exhibit A establishing contractual privity between

Sublicensee and Licensor. The maximum number of juridical entities that may at any time have a license granted under Section 2.1 shall be seven (7) Qualified Subsidiaries plus Licensee, LCSTSL and LWY and no such Qualified Subsidiary shall have a right to sub-license.

Section 2.5. License Relating to Corporate Name.

2.5.1. Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee, LCSTSL and LWY and at any time not more than seven (7) Qualified Subsidiaries of Purchaser (no more than two (2) of which may be domiciled in the United States of America, excluding LCSTSL and LWY) a worldwide, limited, non-exclusive, non-transferable, fully paid-up license, with no right to sub-license, (i) to use its Chinese and English translations of its corporate name in the manner identical to that set forth in Schedule 2.5.1(i) (the “Licensed Corporate Name”), (ii) to use or incorporate such Licensed Corporate Name as its or part of its corporate name in connection with its advertising, publicity releases or publicly distributed materials (including, without limitation, references on web sites, home pages or hypertext links) in the operation of the Co-Branded Business and in the conduct of the business of the Security Services Division and (iii) to use or incorporate the Licensor’s or Seller’s name “Lenovo” as part of the domain names in the manner illustrated in Schedule 2.5.1(ii); provided that any such Qualified Subsidiary domiciled outside of the PRC shall not use such Licensed Corporate Name prior to 1 April 2005 outside of the PRC.

2.5.2. Unless terminated sooner in accordance with Section 4.2, the rights granted in Section 2.5.1 shall expire on the earlier of: (i) the date that any Governmental Authority requires that such corporate names be changed, provided such change required by such Governmental Authority is not caused, initiated, allowed to be caused or initiated by Licensor, Seller or any Subsidiary of Licensor or Seller, and subject to any time frame or transition period established by the Governmental Authority (alone or in consultation with Licensor and Licensee), and (ii) the expiration of the term of the license as described in Section 4.1. Upon expiration in accordance with the foregoing clauses, Licensee shall use its best efforts to effectuate cessation of its use of the Licensed Corporate Name as expeditiously as possible under the circumstances.

2.5.3. Notwithstanding Section 2.5.1(i), Licensor acknowledges and confirms that LCSTSL and LWY can use and “Lenovo” as a corporate name after the Closing Date, subject to the terms herein.

ARTICLE 3

LICENSE FEE

Section 3.1. Consideration. The consideration for the licensed rights granted hereunder consists of the substantial benefits derived by Licensor and Licensee from the Purchaser’s purchase of the Assets from Seller, as set forth in the Acquisition Agreement, and the consummation of the transactions contemplated thereby, together with the mutual covenants set forth in this Agreement, there being no further consideration or royalty payable in respect thereof.

ARTICLE 4

TERM AND TERMINATION

Section 4.1. Term

4.1.1. Except as expressly provided herein, the “Term” of this Agreement and the licenses granted under Sections 2.1, 2.4 and 2.5 will be from the Closing Date until this Agreement is terminated in accordance with any provision of Section 4.2.

4.1.2. Notwithstanding Section 4.1.1 and anything else in this Agreement to the contrary, the Licensee’s license granted under Section 2.1(ii) to use the Licensed Marks on a stand-alone basis solely in connection with the business of the Security Services Division shall terminate on the expiration of the twelve (12) month period beginning on the Closing Date (the “SSD Transition Period”).

4.1.3. Notwithstanding Section 4.1.1 and anything else in this Agreement to the contrary, LCSTSL’s and LWY’s rights under Section 2.5.3 to continue using the names and “Lenovo” shall terminate on the expiration of the LCSTSL Entrustment Period or LWY Entrustment Period, respectively.

4.1.4. Notwithstanding Section 4.1.1 and anything in this Agreement to the contrary:

(a)	the sublicense or license granted to LCSTSL pursuant to Sections 2.4 and 2.5 respectively shall terminate upon the expiration of the LCSTSL Entrustment Period if, on the expiration of the LCSTSL Entrustment Period, the Licensee has already pursuant to Section 2.4 granted sublicenses to seven (7) Qualified Subsidiaries (excluding the sublicense granted to LWY during the LWY Entrustment Period); and

(b)	the sublicense or license granted to LWY pursuant to Sections 2.4 and 2.5 respectively shall terminate upon the expiration of the LWY Entrustment Period if, on the expiration of the LWY Entrustment Period, the Licensee has already pursuant to Section 2.4 granted sublicenses to seven (7) Qualified Subsidiaries (excluding the sublicense granted to LCSTSL during the LCSTSL Entrustment Period)

Section 4.2. Termination.

4.2.1. Upon providing prior written notice of termination to Licensee, Licensor may terminate this Agreement if: (a) Licensee violates, defaults or fails to perform any of its respective covenants, obligations, agreements, representations or warranties contained herein, which violation, default or failure is material and not cured within ninety (90) days after receipt of a written notice thereof from Licensor requesting Licensee to remedy such violation, default or failure, (b) Licensee violates, defaults or fails to comply with Section 7.4, 7.5 or 7.6.1 or (c) Licensee violates, defaults or fails to perform any of its covenants, obligations or agreements under Sections 5.1, 5.2 or 8.1.1 in any respect, whether or not such violation, default or failure is material, which violation, default or failure is not cured within ninety (90) days after written notice thereof from Licensor. Further, Licensor may automatically terminate this Agreement and the licenses granted by it hereunder to Licensee, and provide notice thereof as soon as practicable thereafter, in the event that Licensee commences, or has commenced against it, proceedings under bankruptcy, insolvency or debtor’s relief laws or similar laws in any other jurisdiction, which proceedings are not dismissed within sixty (60) days, or Licensee makes a general assignment for the benefit of its own creditors, or ceases operations, or is liquidated.

4.2.2. Following the expiration of the sixtieth (60th) month following the Closing Date, Licensor shall have the right to terminate this Agreement upon providing twenty-four (24) months’ prior written notice to Licensee at any time Seller (or its Subsidiaries) holds, beneficially or of record, a number of AsiaInfo Shares that is less than the number of Five Year Lock-Up Shares. Such written notice shall contain a certification from Seller that the aggregate number of AsiaInfo Shares that Seller owns, beneficially or of record, is less than the number of Five Year Lock-Up Shares.

4.2.3. Notwithstanding any of the foregoing provisions of this Section 4.2, in the event of a Seller Competitor Acquisition, Licensor shall have the right to terminate this Agreement by providing twenty-four (24) months’ prior written notice of such termination to Licensee.

4.2.4. Upon expiration or termination of (i) this Agreement, all licenses granted to Licensee herein shall immediately terminate and Licensee shall immediately cease use of the Licensed Corporate Name and the Licensed Mark or otherwise benefiting therefrom, and shall have no further rights with respect thereto and (ii) the SSD Transition Period, the license granted to Licensee pursuant to Section 2.1(ii) during such SSD Transition Period shall immediately terminate, and Licensee shall immediately cease use of the Licensed Marks on a stand alone basis in the conduct of the business of the Security Services Division or otherwise benefiting therefrom, and shall have no further rights with respect thereto and (iii) the LCSTSL Entrustment Period or LWY Entrustment Period, the rights granted to LCSTSL or LWY, as the case may be, pursuant to Section 2.5.3 shall immediately terminate, and Licensee shall procure LCSTSL or LWY, as the case may be, immediately cease use of the name and “Lenovo” or otherwise benefiting therefrom, and shall have no further rights with respect thereto, except as expressly provided herein with respect to the Co-Branded Business.

4.2.5. Notwithstanding anything to the contrary set forth herein, the Licensor’s right to terminate under this Section 4.2 shall not be its sole and exclusive remedy in the event of any violation, default or failure by Licensee to perform this Agreement and full legal remedies shall remain available to Licensor in such event, including the right to recover damages or to secure such other relief appropriate to the circumstances.

Section 4.3. Survival. The rights and obligations of the Parties hereto under Sections 5.1, 5.2, 5.3.5, 5.4 and Articles 11 and 12 hereof shall survive the expiration or termination of this Agreement and continue in full force and effect.

ARTICLE 5

Ownership and Registrations

Section 5.1. Ownership. During the Term of this Agreement and thereafter, Licensee acknowledges that Licensor is the owner of all right, title and interest in and to the Licensed Marks in any form or embodiment thereof, as well as any and all rights in such Licensed Marks, and is the owner of the goodwill attached, or which shall become attached, to the Licensed Marks in connection with the business, goods and services in relation to which the same has been, is or shall be used. Licensee’s and Sublicensee’s use of the Licensed Marks under this Agreement will inure to the benefit of Licensor. At no time, either while this Agreement is in effect or thereafter, will Licensee claim any ownership of the Licensed Marks or the goodwill associated with such Licensed Marks or the assets and businesses of Licensor. Licensee acknowledges and agrees that, as between the Parties, Licensee has been extended only a permissive right to use the Licensed Marks as provided in this Agreement, which is not coupled with any ownership interest. Licensee agrees that it will not challenge the title of Licensor to the Licensed Marks, or take any action that challenges the Licensed Marks.

Section 5.2. No Similar Registrations. Licensee agrees not to (i) use or register in any jurisdiction any Mark either confusingly similar to or consisting in whole or in part of the Licensed Marks, or which would tend to dilute the distinctiveness of the Licensed Marks, (ii) register the Licensed Marks in any jurisdiction or (iii) use or register in any jurisdiction any Marks (other than the Licensed Marks, with the express prior written consent of Licensor) identical to the Licensed Marks. Whenever Licensee becomes aware of any risk of violating the Trademark Significance Exception, Licensee shall take appropriate steps to promptly remedy or avoid such confusion or risk of confusion.

Section 5.3. Registrations.

5.3.1. Subject to Licensee’s compliance with its obligations under this Section 5.3, Licensor shall be responsible at its discretion for the execution, filing and prosecution of any applications and the maintenance and renewal of the registration of the Licensed Marks.

5.3.2. Licensor will reasonably cooperate with Licensee in, and Licensor will take reasonable steps to keep Licensee fully advised of, (i) the execution, filing and prosecution of any applications relating to the Licensed Marks that Licensor may choose in its discretion to file, (ii) the maintenance of registrations existing at the date hereof or filed pursuant to the immediately preceding clause (i), including the renewals thereof and (iii) the recording of this Agreement or the entry of Licensee as a registered or authorized user of the Licensed Marks in any jurisdictions in which such action is required by Law to protect the Licensed Marks or advisable in the reasonable opinion of Licensor or requested by Licensee. For the purposes provided in this Section 5.3.2, Licensee shall supply Licensor with such reasonable information concerning sales and other dispositions of any products bearing the Licensed Marks as Licensor may reasonably request, and shall supply to Licensor such samples, containers, labels, letterheads and other similar materials bearing the Licensed Marks as may be required by Licensor to aid Licensor in completing the actions described herein.

5.3.3. If Licensor files any new application for registration of the Licensed Marks after the date of this Agreement, Licensor shall, to the extent permitted by Law, register the Licensed Marks (i) for use in connection with the Co-Branded Business and (ii) for use in connection with the products of the Security Services Division, if such registration occurs during the SSD Transition Period, in addition, in the case of clauses (i) and (ii), to any other uses for which Licensor decides to register the Licensed Marks.

5.3.4. Licensor will own all right, title and interest in and to any and all applications for registration of the Licensed Marks, whether filed before or after the date of this Agreement, and such applications and subsequent registrations shall be deemed incorporated in the defined term “Licensed Marks”.

5.3.5. Licensee will not, as long as Licensor shall own rights in the Licensed Marks, do or cause to be done any act or thing disparaging, disputing, attacking, challenging, impairing, diluting, or in any way tending to harm the reputation or goodwill of the Licensed Marks associated with Licensor or its Subsidiaries.

5.3.6. If Licensor is required, or at the sole discretion of Licensor it is advisable, for the purpose of making this Agreement enforceable, or for the purpose of maintaining, enhancing or protecting Licensor’s rights in the Licensed Marks or Licensed Corporate Name, to record this Agreement or to enter Licensee as a registered or authorized user of the Licensed Mark or Licensed Corporate Name, Licensor will attend to such recording or entry. Licensee will promptly and at no cost to Licensor execute and deliver to Licensor such additional instruments or documentation as Licensor may provide and reasonably request, including, without limitation, execution and delivery of any agreement required by local law, with terms consistent with this Agreement, for recordal or registration in the relevant country or jurisdiction in the event that this Agreement shall be deemed by Licensor to be unsuitable for recordal or entry. The terms and conditions of this Agreement (and not the terms and conditions of such agreement required by local law entered into for recording or entry purposes) shall remain binding between the Parties and shall govern and control any controversy that may arise with respect to each Party’s rights and obligations hereunder; provided, however, that if specific terms and conditions of any such agreement required by local law differ from the comparable terms and conditions of this Agreement and enforcement of the comparable terms and conditions of this Agreement pursuant to this Section 5.3.6 either (i) would be uncertain or improper under the laws of a jurisdiction or (ii) would adversely affect Licensor’s rights in and to the Licensed Marks or Licensed Corporate Name in a jurisdiction, then the specific terms and conditions of the agreement required by local law shall be controlling in such jurisdiction.

5.3.7. Upon the termination or expiration of this Agreement, Licensee and each Sublicensee that has “Lenovo” or in its corporate name shall immediately file to have its name changed by removing “Lenovo” or as the case may be.

Section 5.4. Further Assistance. Except as otherwise expressly provided herein, in support of its obligations under Sections 5.1, 5.2 and 5.3, Licensee will, at the cost and expense of Licensee, execute and deliver to Licensor during the Term and without further consideration, such instruments or documents as Licensor may reasonably request to confirm or establish Licensor’s ownership rights in the Licensed Marks.

Section 5.5. Expenses. Licensee will reimburse Licensor for Licensor’s actual out-of-pocket expenses reasonably incurred in connection with (i) notwithstanding anything in this Agreement to the contrary, any actions approved by Licensee in writing in advance in obtaining, defending or maintaining any registrations for the Licensed Marks, or part thereof, which relate to Licensee’s license under this Agreement (which, for the avoidance of doubt, shall not include expenses described in Sections 5.3.1, 5.3.2(i) and (ii), none of which shall be borne by Licensee), (ii) recording this Agreement, (iii) obtaining the entry of Licensee as a registered or authorized user pursuant to Section 5.3.2(iii) above and (iv) notwithstanding anything in this Agreement to the contrary, any actions approved by Licensee in writing in advance relating to any opposition or cancellation proceeding relating to Licensee’s license under this Agreement. Licensor shall bill Licensee within ninety (90) days after the end of each calendar year during the Term (or within ninety (90) days after termination of this Agreement) for such reimbursable expenses incurred by Licensor during the preceding calendar year (or during the full or partial calendar year preceding the date of termination). Licensor’s billing hereunder shall include reasonable supporting documentation for the expenses included therein. Licensee shall reimburse Licensor for such billed expenses within sixty (60) days after receipt of the bill and supporting documentation from Licensor. Licensor may abandon any application, registration or any cancellation, opposition or other proceeding, or part thereof, for which Licensee declines or refuses to provide reimbursement of expenses pursuant to this Section 5.5. In no event shall Licensee be liable for costs associated with any acts described in this Section undertaken at Licensor’s discretion and having no connection to Licensee’s use of the Licensed Marks in a particular jurisdiction.

Section 5.6. Rights Relating to Licensee’s Marks. Nothing contained in this Agreement shall be construed as a restriction or limitation on Licensee’s right, title and interest in and to its Marks. Licensor acknowledges Licensee’s rights in such Marks of Licensee and any use of such Marks shall inure to the benefit of Licensee and Licensor undertakes that it shall not challenge or claim any right and title in and to such Marks of Licensee. For the avoidance of doubt, and as acknowledged by Licensor, nothing contained in this Agreement gives the Licensor any right to use any of the Licensee’s Mark in any form or manner without the consent and license from Licensee.

ARTICLE 6

ENFORCEMENT

Section 6.1. Enforcement. Licensee agrees to promptly notify Licensor in writing of any known or presumed infringement of the Licensed Marks in, or which affects, the Co-Branded Business or the Security Services Division or otherwise obstructs, affects, or infringes upon Licensee’s use of the Licensed Marks in the manner contemplated in this Agreement of which Licensee becomes aware. In the event of any such infringement, Licensor will have the right at its sole discretion to determine an appropriate course of action to enforce against such infringement or otherwise abate the infringement thereof and to take (or refrain from taking) appropriate action to enforce such Licensed Marks, and, in the event that Licensor elects to take action, to control any litigation or any other enforcement action, to enter into or permit the settlement of any such litigation or other enforcement action with respect to such Licensed Marks, and to recover and retain any monetary damages, settlement, royalties or other recovery arising from such litigation or other enforcement action. Licensee will use reasonable efforts to cooperate with Licensor, at Licensor’s expense, in any litigation or enforcement action referred to under this Section 6.1, and Licensee will, at the cost and expense of Licensor (including litigation costs and expenses imposed on Licensor and Licensee by the court or competent governmental authority in such action or proceeding), join as a party to such litigation or any other enforcement action as required by Law. In the event that Licensor decides, within fifteen (15) days of Licensee’s notice thereof, not to take action to enforce against such infringement, Licensee shall have the right (if permitted by applicable law and subject at all times to not violating the Trademark Significance Exception) to take appropriate enforcement action and Licensor shall use reasonable efforts to cooperate with Licensee, at Licensee’s expense, in any litigation or enforcement action referred to under this Section, and Licensor will, at the cost and expense of Licensee (including litigation costs and expenses imposed on Licensee and Licensor by the court or competent governmental authority in such action or proceeding), join as a party to such litigation or any other enforcement action as required by Law.

Section 6.2. Opposition and Cancellation Proceedings. Notwithstanding Sections 5.5 and 6.1, in the event that Licensor becomes aware of any Mark owned by any Third Party that is identical to, is confusingly similar to or tends to dilute the distinctiveness of the Licensed Marks or tends to obstruct, affect or otherwise infringe upon the Licensee’s use of the Licensed Marks in the manner contemplated by this Agreement, Licensor will notify Licensee of such Mark owned by such Third Party, and Licensee may within thirty (30) days of such notice request that Licensor file an opposition or cancellation proceeding with respect to such Mark at Licensee’s sole expense. In the event that Licensee declines to request such an opposition or cancellation proceeding, Licensor may elect to file and prosecute such opposition or cancellation proceeding at Licensor’s sole expense.

ARTICLE 7

USE OF LICENSED MARK

Section 7.1. Use of Licensed Mark.

7.1.1. Under the licenses and rights granted in this Agreement, Licensee is authorized to use the Licensed Marks only as provided in Article 2, Article 5 and this Article 7 and under no circumstances may Licensee use the Licensed Marks in a manner that could reasonably be expected to damage the reputation or goodwill of the Licensed Marks associated with Licensor, or its Subsidiaries. The Licensed Marks shall not be used outside the Licensed Mark Territory prior to 1 April 2005.

7.1.2. Notwithstanding Section 2.1 but without implying any additional rights to Licensee beyond those granted under Section 2.1, Licensee will not use the Licensed Marks, nor may any particular products of the Co-Branded Business bearing the Licensed Marks be marketed, distributed or offered for sale or sold, (i) in any jurisdiction until the relevant Licensed Mark has been registered (or, after application for registration, if permissible under the law of the relevant jurisdiction without violating the Trademark Significance Exception, in each case at Licensee’s expense if registration or application is pursuant to Licensee’s request), or Licensor determines in good faith on advice of its trademark counsel that it would be legally preferable not to seek to register the Licensed Marks in that country but that there is no material impediment to the use of the Licensed Marks therein, and (ii) in a British Commonwealth country or any other country where entry of Licensee or Purchaser as a registered or authorized user is required, prior to the execution of an appropriate registered user agreement or similar type agreement and the filing thereof with the appropriate governmental agency (except where failure to do so prior to use will not have a material adverse effect on the Licensed Marks); provided, that (i) Licensor shall promptly file any applications as provided herein in such jurisdiction upon the request of Licensee or seek advice from its legal counsel and (ii) notwithstanding anything to the contrary contained in this Section 7.1.2, in the event that Licensee is using the Licensed Marks in a jurisdiction where it is not registered, in violation of the provisions of this Section 7.1.2, then Licensor, at its sole discretion, shall have the option to require such registration at Licensee’s expense.

7.1.3. Without implying any additional rights to Licensee beyond those granted under Section 2.1, if Licensor determines on the advice of trademark counsel that the use of the Licensed Marks on any or all products of the Co-Branded Business in any jurisdiction might result in any potential trademark liability to a Third Party other than licensees or sublicensees of Licensor of the Licensed Marks on the part of Licensor or Licensee, or violates the trademark or other rights of a Third Party other than licensees or sublicensees of Licensor of the Licensed Marks, upon receipt of notice from Licensor, Licensee will take reasonable action to suspend its marketing, sale and distribution of the affected products of the Co-Branded Business bearing such Licensed Marks in that jurisdiction. Licensee shall comply fully within a reasonable period of time following Licensee’s receipt of written notice thereof, with all guidelines adopted from time to time by Licensor for the purpose of addressing any potential trademark liability with respect to such Third Party.

Section 7.2. Use of Licensed Marks During SSD Transition Period. (a) During the SSD Transition Period, for purposes of and in connection with the conduct of the business of the Security Services Division only, Licensee is authorized to use the Licensed Marks on a “stand-alone basis” meaning on its own and without proximity to any other Marks provided that Licensee will not use its name or the names of its Subsidiaries so as to cause confusion in connection with the ownership of the Licensed Marks or the source or origin of the products of the Security Services Division, and at all times will ensure that the company name of Licensee and its Subsidiaries and any Marks of Licensee and its Subsidiaries will be displayed separate and distinct from the Licensed Marks, and at all times will indicate the ownership by Licensor of the Licensed Marks on all packaging, labels and other materials bearing the Licensed Marks in connection with any products of the Security Services Division by superscribing an asterisk or other footnote reference symbol immediately after the Licensed Marks and adding either of the following appropriate footnotes: “Registered Trademark of [Licensor] and used under License” or “Trademark of [Licensor] and used under License” save that the requirements set forth above regarding indication of ownership of the Licensed Marks shall not apply in relation to any Information Security Products which form part of the Inventory. Licensee shall further comply with such additional trademark usage requirements as Licensor may reasonably prescribe and notify Licensee in writing in advance from time to time.

Section 7.3. Co-Branding of Licensed Mark.

7.3.1. Other than the use of the Licensed Marks during the SSD Transition Period as set forth in Sections 7.1 and 7.2 above, the license and other rights granted to Licensee under Section 2.1 and Section 2.4 are limited to the use of the Licensed Marks in the manner illustrated in Schedule 2.1(i), (subject to the Trademark Significance Exception) solely in connection with and for the conduct of the Co-Branded Business. Licensee agrees not to use any other Mark in proximity to the Licensed Marks so as to effectively create a unitary composite mark. Except as specifically provided for in this Agreement, or as specifically authorized by Licensor, Licensee and any Sublicensees will not combine the Licensed Marks with any other Mark or term, shall not use the Licensed Marks in any of its or their corporate names or trade names, and will make no use of the Licensed Marks which will materially diminish the goodwill of Licensor in the Licensed Marks.

7.3.2. To the extent that Licensor authorises Licensee to use the Licensed Marks in proximity to any other Mark in accordance with this Section 7.3, such use of the Licensed Marks by Licensee shall only be permitted in conjunction with products and services in the conduct of the Co-Branded Business, including the promotion thereof. Licensor shall have the right to review and approve, prior to each first use, all uses of any of the Licensed Marks by Licensee, which approval shall not be unreasonably withheld or delayed.

Section 7.4. Quality Control.

7.4.1. Licensee acknowledges the goodwill and reputation associated with the Licensed Marks, shall use the Licensed Marks in a manner that maintains and promotes such valuable goodwill and reputation and shall refrain from taking any action that is reasonably likely to impair or damage the reputation or the goodwill of the Licensed Marks associated with Licensor or its Subsidiaries. Licensee shall cooperate fully to protect the Licensed Marks and the goodwill each represents.

7.4.2. Licensee will use the Licensed Marks in accordance with the usage guidelines and in compliance with the standards of quality, appearance, service and other standards as may be agreed upon by Licensor and Licensee from time to time during the Term, which is designed to ensure Licensor’s control over the Licensed Marks (the “Quality Standards”); provided, however, that if no applicable standards exist, the nature and quality of all products and services of the Co-Branded Business bearing the Licensed Marks and all related advertising, promotional and other uses of the Licensed Marks, undertaken by or on behalf of Licensee, shall comply with product specifications, standards and quality control procedures at least (i) the same as the level of quality standards that Licensor employs as of the Closing Date in the development, marketing and sale of any products sold and services provided prior to or as of the Closing Date and (ii) substantially the same standards of quality, appearance, service and other standards that are observed as of the Closing Date by Licensor with respect to products and services similar to the products and services of the Co-Branded Business, and such specifications, standards and quality control procedures shall be deemed incorporated in the definition of “Quality Standards”.

7.4.3. In order to promote adherence to the Quality Standards and for the purpose of protecting and maintaining the goodwill associated with the Licensed Marks and the reputation of Licensor, Licensor will have the right to make reasonable written requests of samples of the products bearing the Licensed Marks from Licensee and Licensee shall permit Licensor to promptly examine samples of products bearing the Licensed Marks and the packaging and marketing materials of the products bearing the Licensed Marks as Licensor may reasonably require to verify that such products bearing the Licensed Marks provided by Licensee meet the Quality Standards and that Licensee’s use of the Licensed Marks complies with Licensee’s obligations under this Agreement.

7.4.4. In the event that Licensor reasonably considers that any products bearing the Licensed Marks or any packaging and marketing materials thereof do not meet the Quality Standards or otherwise are not in compliance with this Article 7, Licensor will notify Licensee in writing. Licensee will have thirty (30) Business Days from the date it receives such notification from Licensor to provide certification of its compliance with the Quality Standards or of this Article 7. Such certification must be signed by at least one (1) of Licensee’s Chief Executive Officer, Chief Financial Officer or Legal Counsel. If Licensee fails to bring such products bearing the Licensed Marks into conformity within such thirty (30) Business Days period (or such other time period mutually agreed upon by the Parties), then Licensee shall immediately suspend selling and offering to sell such products bearing Licensed Marks or provide such services under and by reference to the Licensed Marks until such non-conformity is cured and certification of such cure is provided as set forth in this Section 7.4.4.

Section 7.5. Quality Control – Written or Graphic Matter. Licensee agrees to furnish from time to time to Licensor for Licensor’s inspection and judgment of quality and design at Licensor’s reasonable request, true, representative samples of any written or other graphic matter bearing the Licensed Marks (including, without limitation, galleys, drafts and samples of all labels, tags, packaging, advertisements, promotional mailings and the like associated with the products bearing the Licensed Marks). On written notification by Licensor, Licensee will take reasonable steps to correct within sixty (60) days of such notice any use of the Licensed Marks which Licensor determines does not comply with the Quality Standards or proper trademark usage as set forth in Section 7.1 or which, in the good faith, reasonable opinion of Licensor on the advice of trademark counsel detracts from the goodwill and reputation of Licensor or the Licensed Marks, contributes to the Licensed Marks losing trademark significance, or endangers Licensor’s right to use the Licensed Marks. If Licensee fails to comply with the terms of this Section 7.5, Licensor may terminate this Agreement upon notice to Licensee in accordance with Section 4.2.

Section 7.6. Conduct of Business.

7.6.1. Licensee shall operate the Co-Branded Business and the business of the Security Services Division in accordance with at least the same standards of quality, appearance, service and other standards that are observed as of the Closing Date by Licensor. In order to promote adherence to such standards and for the purpose of protecting and maintaining the goodwill associated with the Licensed Marks and Licensed Corporate Name and the reputation of Licensor, Licensor shall have the right to obtain from Licensee reasonable information as to (i) the quality standards used in the operation of that part of the Co-Branded Business and the business of the Security Services Division that uses the Licensed Marks or the Licensed Corporate Name and (ii) the manner in which the Licensed Marks are used in connection with the corporate names used by Licensee in the conduct of such business. If at any time, Licensee fails, in the reasonable judgment of Licensor, to conform to the standards set forth in this Section 7.6, Licensor shall notify Licensee of such failure in writing. Licensee shall take all necessary steps to bring the nonconforming aspects of its business into conformity with such standards. If Licensee fails to bring the nonconforming aspects of its business into conformity with such standards within thirty (30) Business Days (or such other time period mutually agreed upon by the parties) after Licensee’s receipt of such notice, then Licensee shall use its best efforts to effectuate cessation of use by it of the Licensed Mark and Licensed Corporate Name as expeditiously as possible under the circumstances.

7.6.2. Licensee shall be accurate in its descriptions of the relationship between Licensor and Licensee. Licensee shall not make any statements on or in connection with its use of the Licensed Marks or Licensed Corporate Name to suggest, state or imply that Licensor has certified or approved any products bearing the Licensed Marks or that Licensor is the source of any products bearing the Licensed Marks. Furthermore, Licensee shall not use the Licensed Marks or Licensed Corporate Name in such a way as to suggest that Licensee’s business is owned, controlled, endorsed, guaranteed or otherwise associated with Licensor.

Section 7.7. Applicable Law. Licensee will comply with all applicable Law with reference to its use of the Licensed Marks and Licensed Corporate Name, including, without limitation, those pertaining to the proper use and designation of Marks and pertaining to the development, distribution, promotion and sale of products bearing the Licensed Marks, and the offering, provision and promotion of services, and strictly comply with the Quality Standards. If Licensee uses the Licensed Marks on labels, on packaging, in marketing, advertising or promotional materials, on billing and shipping papers, in correspondence and in other written or graphic matter, Licensee will use such Licensed Marks as a Mark and not as a generic term, and will exercise commercially reasonable efforts to protect the reputation and goodwill represented by the Licensed Marks and Licensed Corporate Name.

Section 7.8. Right to Sell Products. This Agreement will not be construed in any way to restrict Licensee’s right to sell any product, except and to the extent it is sold under the Licensed Marks or Licensed Corporate Name.

Section 7.9. Consent or Approval. Unless specifically provided for in this Article 7, Licensor shall, within 14 days of receipt of any materials required to be provided to it for approval or consent under this Article and pursuant to the notice provisions applicable to this Agreement, notify Licensee of its approval or consent to the use of such materials, or disapproval or rejection with appropriate reasons set forth in writing. The same time limit shall apply to any revised and amended material re-submitted for approval or consent. Licensor shall be deemed to have consented or approved such materials if Licensee does not receive any notification from Licensor within the period so prescribed.

ARTICLE 8

COVENANTS

Section 8.1. License Limitations.

8.1.1 Notwithstanding anything in this Agreement to the contrary, Licensee agrees to use the licenses pursuant to Section 2.1, 2.4 and 2.5 hereunder to the Licensed Marks and Licensed Corporate Name solely in accordance with the terms set forth herein.

8.1.2 Nothing in this Agreement shall be construed to convey any rights to Licensee in any Marks owned by Licensor or its Subsidiaries other than the Licensed Marks, including, without limitation, any Marks owned by Licensor which may be used in combination with, or may be derivative of, the Licensed Marks.

ARTICLE 9

BREACH OF CONTRACT

Section 9.1. Recovery of Direct Losses and Damages. If a Party shall breach its obligations under this Agreement, such breaching party shall be responsible to the other Parties for all direct losses or damages caused by such breach. The Parties expressly agree that, in the event a Party violates, defaults or fails to perform any of its respective covenants, obligations, agreements, representations or warranties contained herein, in addition to Licensor’s right to terminate under Section 4.2, full legal remedies shall remain available to the non-defaulting Party in such violation, default or failure, including the right to recover monetary damages or to secure such other relief appropriate to the circumstances.

ARTICLE 10

INDEMNIFICATION

Section 10.1. Indemnification of Licensor. Licensee will indemnify and hold harmless Seller and its Subsidiaries (collectively, the “Licensor Indemnified Parties”) from and against any and all Losses that may be asserted against or paid, suffered or incurred by any Licensor Indemnified Party that arise out of, result from, are based upon or relate to Licensee’s, and any Sublicensee’s use of the Licensed Mark or Licensed Corporate Name; provided that Licensee shall not be liable for any Losses that are found by the Board of Arbitration in accordance with Section 11.2 or by express agreement between the Parties to be due to the breach of any representation and warranty herein by any Licensor Indemnified Party or default by the Licensor Indemnified Party.

Section 10.2. Recovery of Other Losses and Damages. Neither Party is liable to the other Party, whether for negligence, breach of contract, misrepresentation or otherwise, for:

10.2.1. except as expressly provided in Section 10.1 of this Agreement, loss or damage incurred by the other Party as a result of Third Party claims; or

10.2.2. indirect or consequential damage suffered by the other Party, including without limitation, loss of profit, goodwill, business opportunity or anticipated savings.

Section 10.3 Representations and Warranties.

10.3.1 Licensor represents and warrants to Licensee and Purchaser that:

(a) to Licensor’s knowledge, the Licensed Mark does not infringe upon or misappropriate any intellectual property rights of any Third Party;

(b) Licensee’s use of any of the Licensed Marks strictly in accordance with this Agreement and the express instructions of Licensor do not and will not infringe upon any Intellectual Property rights or any other rights of any Third Party in jurisdictions in which Licensor currently has applied for registration or has registration of the Licensed Marks;

(c) in the last twenty-four (24) months, Licensor has not made any written claim and is not involved in any pending legal proceeding alleging that any Third Party has infringed or misappropriated the Licensed Marks; and

(d) Licensor has full right and authority to grant the license set out in Section 2.1, 2.4 and 2.5.

ARTICLE 11

RESOLUTION OF DISPUTES

Section 11.1. Dispute Resolution Procedure. The Parties will cooperate in good faith and use commercially reasonable efforts to informally resolve any dispute, controversy or claim (“Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof. Except as otherwise provided in Section 11.2.4, if the Parties are not able to informally resolve a dispute under this Agreement within thirty (30) days after such dispute arises, the following procedure will be used:

11.1.1. one Party will serve upon the other Party a “Notice of Dispute” that summarizes the nature of the dispute and the efforts taken to resolve that Dispute to date;

11.1.2. within fifteen (15) Business Days of receipt of the Notice of Dispute, the Parties will conduct one or more meetings (which may take place by teleconference) of management level-representatives of each Party with knowledge of the subject matter of the dispute, which representatives will use commercially reasonable efforts to resolve the Dispute;

11.1.3. if the Dispute is not resolved at the meeting or meetings described in Section 11.1.2, then within fifteen (15) Business Days from the date of the last meeting, the Parties will schedule one or more meetings (which may take place by teleconference) of executive-level representatives of each Party, which representatives will use commercially reasonable efforts to resolve the dispute; and

11.1.4. if, following the last executive level meeting, the dispute remains unresolved, then such dispute will be finally settled by binding arbitration conducted in accordance with Section 11.2 below.

Section 11.2. Arbitration. Except as otherwise provided in Section 11.2.4 below, if the Parties are unable to resolve a Dispute in accordance with Section 11.1, then the Party that served the Notice of Dispute on the other Party must submit the Dispute to arbitration by the Hong Kong International Arbitration Centre under the rules of UNCITRAL (the “Rules”) as are in force at the date of the notice of arbitration commencing any such arbitration, but subject to the amendments made to the Rules by the rest of this Section 11.2. For the purpose of such arbitration, there shall be a board of arbitration (the “Board of Arbitration”) consisting of three arbitrators, each of Licensor and Licensee shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the Hong Kong International Arbitration Centre upon application made to it for such purpose. The place of arbitration shall be in Hong Kong. All arbitration proceedings shall be conducted in the English language. The arbitrators shall decide any such Dispute or claim strictly in accordance with the governing law specified in Section 12.5 of this Agreement. Judgment upon any arbitral award rendered hereunder may be entered in any court, and/or application may be made to any such court for a judicial acceptance of the award and/or an order of enforcement, as the case may be.

11.2.1 Each Party shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

11.2.2 The costs and expenses of the arbitration, including the fees of the arbitration, shall be borne equally by each Party to the Dispute or claim, and each Party shall pay its own fees, disbursements and other charges of its counsel.

11.2.3 Any award made by the Board of Arbitration shall be final and binding on each of the Parties that were Parties to the Dispute. The Parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the arbitration tribunal so that there shall be no appeal to any court of law from the award of the arbitration tribunal, and a Party shall not challenge or resist the enforcement action taken by any other Party in whose favor an award of the arbitration tribunal was given.

11.2.4 Notwithstanding this Section 11.2 or any other provision to the contrary in this Agreement, no Party shall be obligated to follow the foregoing arbitration procedures where that Party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against the other, provided there is no unreasonable delay in the prosecution of that application.

11.2.5 This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

ARTICLE 12

MISCELLANEOUS

Section 12.1. Entire Agreement. This Agreement (including the Schedules attached hereto or delivered in connection herewith), the Acquisition Agreement (including the Schedules and Exhibits attached thereto or delivered in connection therewith) and the other Transaction Documents constitute the entire agreement between the Parties and supersede all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof and thereof, including, without limitation, Section 5.19 of the Acquisition Agreement. If there is a conflict or contradiction between this Agreement and the other agreements mentioned above, this Agreement shall prevail in relation to any issues arising out of or in connection with the Licensed Mark.

Section 12.2. Successors and Assigns.

12.2.1 The terms and conditions of this Agreement will inure to the benefit of, and be binding upon, the respective successors and assigns of the Parties hereto. This Agreement and the license and other rights granted or created hereunder may not be assigned, in whole or in part, by Licensee without the prior written consent of Licensor, and any attempted assignment shall be null and void.

12.2.2 In the event that Licensee ceases to be a wholly-owned Subsidiary of Purchaser, Licensee shall promptly assign this Agreement and the license and other rights granted or created hereunder to Purchaser or a wholly-owned Subsidiary of Purchaser.

Section 12.3. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement will be binding unless the same is in writing and duly executed by each of the Parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement will be deemed to or will constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party to this Agreement in exercising any right, power or privilege hereunder will operate as a waiver thereof.

Section 12.4. Notices. Any notice, request, instruction or other document or communications required or permitted to be given hereunder by any Party to any other Party shall be provided in accordance with the terms of Section 9.1 of the Acquisition Agreement.

Section 12.5. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

Section 12.6. Severability. If any provision of this Agreement or the application of any such provision to any Person, Party or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will remain in full force and effect and will be effectuated as if such illegal, invalid or unenforceable provision is not part thereof.

Section 12.7. Schedules. The Parties hereto acknowledge and agree that the Schedules attached hereto are an integral part of this Agreement, and are hereby incorporated by reference herein and made a part hereof.

Section 12.8. Section Headings. The Recitals, the Table of Contents, the List of Schedules and the headings of the articles, sections and paragraphs contained in this Agreement are inserted for convenience only and will not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 12.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which will for all purposes be deemed to be an original but all of which together will constitute one and the same instrument.

Section 12.10. Relationship of the Parties. The Parties acknowledge and agree that none of the Parties is the employee, employer, agent, partner or joint venture party of the other Parties. Neither Party shall have, or hold itself out as having, the right or authority to assume or create any obligation or responsibility, whether express or implied, on behalf of or in the name of the other, except with the express written authority of the other.

Section 12.11. No Strict Construction. Licensor and Licensee each acknowledge that this Agreement has been prepared jointly by the Parties and shall not be strictly construed against any Party.

Section 12.12. Language. This Agreement is in the English and Chinese languages. Any Chinese version of this Agreement shall be for convenience purposes only and shall not affect the interpretation hereof.

Section 12.13. Further Assurances. Each Party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing to implement this Agreement.

IN WITNESS WHEREOF, Licensee and Licensor have caused this Agreement to be duly executed in duplicate originals by their duly authorized representatives as of the day and year first above written.

LICENSOR

LENOVO (BEJING) LIMITED

By:	/s/ Yang Yuanqing
Name:	Yang Yuanqing
Title:	Chief Executive Officer

LICENSEE

BONSON INFORMATION TECHNOLOGY LIMITED

By:	/s/ Xingsheng Zhang
Name:	Xingsheng Zhang
Title:	President and Chief Executive Officer

Trademark License Agreement

Schedule 1.1

Definitions

As used in this Agreement, each of the following capitalized terms will have the respective meanings set forth below:

“Agreement” means this Trademark License Agreement and each and all of the Schedules and the Exhibit referred to in, or attached to this Agreement, as may be amended from time to time by mutual agreement of the Parties.

“Co-Branded Business” means the provision by Purchaser or its Subsidiaries after the Closing Date of products (other than personal computers and mobile phone handsets) and services (other than hardware maintenance and support services) offered by the Non-Telecommunications Business prior to the Closing Date (and any such product or service after the Closing Date whose components have been enhanced or upgraded if the resulting product or service provides the same function as the product or service to which it is a successor) to any customer segment, but in all events excluding individual customers and consumers.

“Law” means all national or local laws, regulations and rules or, as applicable, the federal, state or local constitutions, statutes, codes, rules, regulations, ordinances, executive orders, decrees or edicts of any Governmental Authority having jurisdiction.

“LCSTSL Entrustment Period” means the period from and including the Closing Date to, but excluding the date on which the LCSTSL Equity Transfer has been effectuated pursuant to Section 4.1(d) of the Supplement.

“Licensed Marks” means the Marks set forth in Schedule 2.1(ii).

“LWY Entrustment Period” means the period from and including the Closing Date to, but excluding the date on which the LWY Equity Transfer has been effectuated pursuant to Section 4.1(d) of the Supplement.

“Marks” means trademarks, service marks, trade names (whether registered or unregistered), service names, brand names, brand marks, Internet domain names, identifying symbols, logos, emblems, signs or insignia.

“Non-Compete Period” means the period as set out in Section 5.8 of the Acquisition Agreement, where applicable as modified or amended by the Supplement or any other agreement in writing.

“Qualified Subsidiary” means a Subsidiary of Purchaser engaged only in the Co-Branded Business, none of the outstanding share capital or other ownership interests of which will at the time be owned by any Third Party engaged in one or more lines of business as Seller is then engaged at the time such Subsidiary uses either the Licensed Corporate Name or Licensed Marks, and Purchaser.

“Supplement” means the Supplement and Amendment No. 1 to the Acquisition Agreement.

“Third Party” means a Person other than a Party or any director, officer, employee of a Party or an Affiliate of a Party or their successors and assigns hereunder.

Schedule 2.1

Manner of Use of Licensed Marks

(i) Licensed Marks to be used in the following manner in connection with the Co-Branded Business:

(ii) Licensed Marks to be used on a stand alone basis

in Classes related to the Co-Branded Business including without limitation Classes 9, 35, 36, 41 and 42 in Classes related to the Co-Branded Business including without limitation Classes 9, 35, 36, 41 and 42 in Classes related to the Co-Branded Business including without limitation Classes 9, 35, 36, 41 and 42

Schedule

2.5.1

(i)

Manner of Use of Licensed Corporate Name

1.	When used in the name of any Subsidiary domiciled outside the People’s Republic of China (exclusive of Hong Kong, S.A.R., Macao and Taiwan), the Chinese name shall be rendered as:

2.	When used in the name of any Subsidiary domiciled outside the People’s Republic of China (exclusive of Hong Kong, S.A.R., Macao and Taiwan), the English name shall be rendered as:

“AsiaInfo Lenovo”

provided that no such use shall be made prior to 1 April 2005

3.	When used in the name of any Subsidiary domiciled in the People’s Republic of China (exclusive of Hong Kong, S.A.R., Macao and Taiwan), the name shall be rendered only in Chinese and as:

and in English as “Lenovo AsiaInfo”.

(ii)

Manner of Use of Licensed Corporate Name in Certain Domain Names

(i)	lenovosec.com

(ii)	lenovoAI.com

Exhibit A

ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT (this “Agreement”), dated as of             , 20    , is entered into by and between                      (“Sublicensee”), a corporation organized under the laws of                     , Bonson Information Technology Limited (“Licensee”), a corporation organized under the laws of the British Virgin Islands, and Lenovo (Beijing) Limited, a company established under the laws of the People’s Republic of China (“Licensor”).

WHEREAS, reference is made to that certain Acquisition Agreement dated as of July 27, 2004, as supplemented and amended (the “Acquisition Agreement”) by and between AsiaInfo Holdings Inc. and Lenovo Group Limited (“Seller”) and that certain Trademark License Agreement (this “License Agreement”), dated as of             , 2004, by and between Licensee and Licensor.

WHEREAS, pursuant to Section 5.19 of the Acquisition Agreement, Seller and Licensee agreed on the terms and conditions of licensing Seller’s Licensed Marks to Licensee pursuant to the License Agreement.

WHEREAS, the License Agreement allows Licensee to sublicense certain rights to Sublicense and Licensee wishes Sublicensee to accede to the License Agreement in order to establish contractual privity with Licensor and thereby obtain the same rights and obligations of Licensee under the License Agreement without releasing Licensee from its obligations thereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

Section 1. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the License Agreement.

Section 2. Sublicensee hereby accedes to the License Agreement as if originally a party thereto for purposes of the rights granted to it pursuant to Section 2.1 thereof and subject to all terms and conditions pertaining to such rights, with such terms and conditions applying mutatis mutandis to Sublicensee (it being understood that Sublicensee shall not thereby acquire the right to sub-license under Section 2.5 of the License Agreement), and Sublicensee having contractual privity with Licensor.

Section 3. Licensee hereby acknowledges that it remains bound by the terms and conditions of the License Agreement and that Sublicensee’s accession to the License Agreement shall not operate as a novation, assignment, substitution or release, of any kind, of Licensee from any of its duties or obligations under the License Agreement. Licensee acknowledges that it shall be responsible for the acts of Sublicensee under the License Agreement and shall require that Sublicensee complies with all of the obligations imposed on Licensee in relation to the rights sublicensed hereunder that are contained in the License Agreement which obligations shall be fully incorporated in the sublicense granted hereunder. Failure of or breach by Sublicensee to meet its obligations under the sublicense granted hereunder shall be deemed a failure or breach attributable to Licensee, as though Licensee itself had committed the act or omission of Sublicensee and shall entitle Licensor to take action against Licensee or Sublicensee as set forth in the License Agreement to terminate the license grant.

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be duly executed in duplicate originals by their duly authorized representatives as of the day and year first above written.

LICENSOR

LENOVO (BEIJING) LIMITED

By:
Name:
Title:

LICENSEE

BONSON INFORMATION TECHNOLOGY LIMITED

By:
Name:
Title:

SUBLICENSEE

[ ]

By:
Name:
Title:

30